Blazzard,  Grodd  &  Hasenauer,  P.C.
943  Post  Road  East
Westport,  CT  06880
(203)  226-7866


April  8,  1997


Board  of  Directors
PBHG  Insurance  Series  Fund,  Inc.
1255  Drummers  Lane
Suite  300
Wayne,  PA  19087-1590

Re:  Opinion  of  Counsel  -  PBHG  Insurance  Series  Fund,  Inc.

Gentlemen:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission of a Pre-Effective Amendment to a Registration Statement on Form N-1A with respect to PBHG Insurance Series Fund, Inc.

We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We  are  of  the  following  opinions:

     1. PBHG Insurance Series Fund, Inc. ("Fund") is an open-end management investment company.

     2.      The Fund is created and validly existing pursuant to the Maryland
Laws.

     3. All of the prescribed Fund procedures for the issuance of the shares have been followed, and, when such shares are issued in accordance with the Prospectus contained in the Registration Statement for such shares, all state requirements relating to such Fund shares will have been complied with.

     4. Upon the acceptance of purchase payments made by shareholders in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such shareholders will have legally-issued, fully paid, non-assessable shares of the Fund.

     You may use this opinion letter, or a copy thereof, as an exhibit to the Registration.

Sincerely,

BLAZZARD,  GRODD  &  HASENAUER,  P.C.



By: /s/ RAYMOND A. O'HARA III
    ____________________________
        Raymond A. O'Hara III